Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information gives effect to the acquisition (the “Acquisition”) by a wholly-owned subsidiary of Eagle Materials Inc. (the “Company”) of the Kosmos Cement Company (“Kosmos”), which was consummated on March 6, 2020. The assets acquired in the Acquisition include a cement manufacturing facility and seven cement terminals, including two that are leased, as well as certain related assets such as equipment and inventory. The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and the historical combined financial statements of Kosmos.

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on December 31, 2019 for the purposes of the unaudited pro forma condensed combined balance sheet as of December 31, 2019, and (ii) on April 1, 2018 for the purposes of the unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2019 and for the nine-month period ended December 31, 2019. The unaudited pro forma condensed combined statement of earnings for the fiscal year period ended March 31, 2019 is derived by combining the Company’s audited consolidated statement of earnings for the fiscal year ended March 31, 2019 with Kosmos’ audited statement of income for the fiscal year ended December 31, 2018. The unaudited pro forma condensed combined statement of earnings for the nine-month period ended December 31, 2019 is derived by combining the Company’s unaudited consolidated statement of earnings for the nine-month period ended December 31, 2019 with Kosmos’ unaudited consolidated statement of income for the nine months ended September 30, 2019. The Company’s consolidated statement of earnings is derived from our audited financial statements as of and for the year ended March 31, 2019 included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2019. The Kosmos audited and unaudited combined statements of income are part of the combined financial statements for Kosmos included in this Current Report on Form 8-K/A. Certain amounts from the historical combined financial statements of Kosmos have been reclassified to conform to the Company’s presentation.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what the Company’s financial position or results of operations would actually have been had the Acquisition occurred on the assumed dates or to project the Company’s financial position or results of operations as of any future date or for any future period. This information should be read in conjunction with, and is qualified in its entirety by reference to:

•

the Company’s historical audited consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and the Company’s unaudited interim financial statements as of and for the nine months ended December 31, 2019 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019;

•

the Kosmos audited financial statements and the accompanying notes to the financial statements as of and for the years ended December 31, 2019 and 2018 included in Exhibit 99.1 to this Current Report on Form 8-K/A; and

•

the Kosmos unaudited financial statements and the accompanying notes to the financial statements as of September 30, 2019 and 2018, and for the nine-month periods ended September 30, 2019 and 2018 included in Exhibit 99.2 to this Current Report on Form 8-K/A.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Nine Month Period Ended December 31, 2019

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Kosmos Cement Company	Pro Forma Adjustments	Ref.	Pro forma Combined
Revenue	$1,135,372	$126,476	—		$1,261,848
			2,085	g
			6,223	a
Cost of Goods Sold	868,023	100,433	1,775	a	978,539

Gross Profit	267,349	26,043	(10,083)		283,309
Equity in Earnings of Unconsolidated
Joint Venture	32,489	—	—		32,489
Corporate General and Administrative Expenses	(48,506)	(2,085)	2,085	g
			1,639	j	(46,867)
Impairment Losses	(224,267)	—	—		(224,267)
Other Income (Expense)	1,967	(29)	—		1,938
Interest Income (Expense), Net	(28,526)	8	(16,209)	b	(44,727)

Earnings Before Income Taxes	506	23,937	(22,568)		1,875
Income Taxes	(2,041)	—	(287)	c	(2,328)

Net Earnings	$(1,535)	$23,937	$(22,855)		(453)

Comprehensive Earnings	$(1,434)	$23,937	$(22,855)		(362)

EARNINGS PER SHARE
Basic	$(0.04)				$(0.01)

Diluted	$(0.04)				$(0.01)

AVERAGE SHARES OUTSTANDING
Basic	42,246,329				42,246,329

Diluted	42,246,329				42,246,329

See notes to the unaudited pro forma condensed combined financial statements.,

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Fiscal Year Ended March 31, 2019

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Kosmos Cement Company	Pro Forma Adjustments	Ref.	Pro forma Combined
Revenue	$1,393,241	$161,096			$1,554,337
			5,980	h
			8,401	a
			2,367	a
Cost of Goods Sold	1,066,673	123,462	2,462	g	1,209,345

Gross Profit	326,568	37,634	(19,210)		344,992
Equity in Earnings of Unconsolidated
Joint Venture	38,565	—	—		38,565
Corporate General and
Administrative Expenses	(37,371)	(2,462)	2,462	g	(37,371)
Impairment Losses	(220,265)	—	—		(220,265)
Litigation Settlements and Losses	(1,800)	—	—		(1,800)
Other Income (Expense)	2,412	46	—		2,458
Interest Expense, Net	(28,374)	(143)	(21,470)	b	(49,987)

Earnings Before Income Taxes	79,735	35,075	(38,218)		76,592
Income Taxes	(10,875)	—	660	c	(10,215)

Net Earnings	$68,860	$35,075	$(37,558)		66,377

Comprehensive Earnings	$69,556	$35,075	$(37,558)		67,073

EARNINGS PER SHARE
Basic	$1.48				$1.42

Diluted	$1.47				$1.41

AVERAGE SHARES OUTSTANDING
Basic	46,620,894				46,620,894

Diluted	46,932,380				46,932,380

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

At December 31, 2019

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Kosmos Cement Company	Purchase Adjustments	Ref.	Pro Forma Adjustments	Ref.	Pro forma Combined
Current Assets -
Cash and Cash Equivalents	$126,255	$4,586	$(4,586)	d	$(3,937)	b	$122,318
Accounts and Note Receivable	140,283	39,752	(39,752)	d	—		140,283
Inventories	234,264	18,101	10,312	f	—		262,677
Prepaid and Other Assets	6,997	71	(71)	d	—		6,997

Total Current Assets	507,799	62,510	(34,097)		(3,937)		532,275

Property, Plant and Equipment, net -	1,269,733	130,551	346,891	f	—		1,747,175
Notes Receivable	9,192	—	—		—		9,192
Investment in Joint Venture	71,862	—	—		—		71,862
Operating Lease Right of Use Assets	29,346	—	3,858	f	—		33,204
Goodwill and Intangible Assets	230,099	18,059	(18,059)	d	—		230,099
		—	167,082	f	—		167,082
Other Assets	12,194	1,957	(1,957)	d	—		12,194

	$2,130,225	$213,077	$463,718		$(3,937)		2,803,083

Current Liabilities -
Accounts Payable	$65,035	$25,191	$(25,191)	d	$—		$65,035
Accrued Liabilities	67,670	2,477	(2,477)	d	—		67,670
Income Tax Payable	20,020	—	—		—		20,020
Capital Lease Obligations	—	360	(360)	i	—		—
Operating Lease Liabilities	10,601	—	324	f	—		10,925

Total Current Liabilities	163,326	28,028	(27,704)		—		163,650
Long-Term Debt	930,594	—	—		665,000	b	1,595,594
Capital Lease Obligations	—	565	(565)	i	—		—
Noncurrent Operating Lease Liabilities	51,939	—	3,534	f	—		55,473
Other Long-Term Liabilities	36,648	2,482	1,518	f	—		40,648
Deferred Income Taxes	50,391	—	—		—		50,391

Total Liabilities	1,232,898	31,075	(23,217)		665,000		1,905,756

Shareholders’ Equity -
Preferred Stock	—		—		—		—
Partners’ Capital	—	182,002	(182,002)	e	—		—
Common Stock	416	—	—		—		419
Capital in Excess of Par Value	8,325	—	—		—		8,325
Accumulated Other Comprehensive Losses	(3,215)	—	—		—		(3,215)
Retained Earnings	891,801	—	—		—		891,801

Total Stockholders’ Equity	897,327	182,002	(182,002)		—		897,327

	$2,130,225	$213,077	$(205,219)		$665,000		$2,803,083

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Notes to Unaudited Pro Forma

Condensed Combined Financial Information

(A)	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on December 31, 2019 for the purposes of the unaudited pro forma condensed combined balance sheet as of December 31, 2019; and (ii) on April 1, 2018 for the purposes of the unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2019 and for the nine months ended December 31, 2019. The unaudited pro forma condensed combined statement of earnings for the fiscal year period ended March 31, 2019 gives effect to the Acquisition as if it had occurred on April 1, 2018 and is derived by combining the Company’s audited consolidated statement of earnings for the fiscal year ended March 31, 2019 and the unaudited consolidated statement of earnings for nine month period ended December 31, 2019 with Kosmos Cement Company’s audited combined statement of income for the fiscal year ended December 31, 2018 and the unaudited combined statement of income for the nine month period ending September 30, 2019. Certain amounts from the historical combined financial statements of Kosmos Cement Company have been reclassified to conform to the Company’s presentation.

General

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions which may not prove to be correct in light of information that becomes available in the future. The accuracy of these estimates and assumptions will depend on a number of factors, including future events and uncertainties that are or may be outside of the control of the Company. Therefore, actual results will differ from the estimates and assumptions underlying the pro forma adjustments, and it is possible that the differences may be material. The Company’s management believes that its estimates and assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any cost savings or other financial benefits that may result from operating expense efficiencies or revenue enhancements arising from the Acquisition. Additionally, the Company estimates that it incurred transaction costs of approximately $1.6 million associated with the Acquisition through December 31, 2019, which are not reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to reflect what the Company’s results of operations or financial position would actually have been if the Acquisition had been affected on the assumed dates and if the Company and Kosmos Cement Company had been managed as one entity during the periods presented. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and Quarterly Report on Form 10-Q for the nine months ended December 31, 2019 and the historical combined financial statements of Kosmos Cement Company included in this Current Report on Form 8-K/A.

(B)	Purchase Price and Allocation Thereof

On March 6, 2020, the Company completed its previously announced Acquisition of Kosmos Cement Company for a purchase price of approximately $668.9 million in cash. Assets acquired in the Acquisition included all property, plant and equipment, permits, mineral reserves and inventory held at the plant site and in the terminals. The purchase price is subject to further adjustment after the closing to reflect the inventory acquired in the Acquisition. The Acquisition was financed primarily through a Term Loan facility, which was disclosed in a Form 8-K dated December 19, 2019.

The Acquisition has been accounted for under the acquisition method of accounting.    The Company has engaged a third-party valuation firm to perform a valuation of the assets acquired and the liabilities assumed at the closing date of the Acquisition, and the firm used various methodologies to estimate the fair value of acquired assets and liabilities including discounted cash flow analysis. The Company’s allocation of the purchase price to the assets acquired and liabilities assumed in the Acquisition is preliminary. The third-party valuation firm’s work has been used by the Company to prepare the unaudited pro forma condensed combined statement of earnings and balance sheet; however, this valuation may change subsequent to the filing of this Current Report on Form 8-K/A.

The preparation of the valuation of the assets acquired and liabilities assumed in the Acquisition requires the use of significant assumptions and estimates. Critical estimates include, but are not limited to, future expected cash flows, including projected revenues and expenses; estimated replacement cost and age adjustment of property, plant and equipment; and applicable discount rates. These estimates are based on assumptions that the Company believes to be reasonable. However, actual results may significantly differ from these estimates.

Under the acquisition method of accounting, the total estimated purchase price was allocated to the net tangible and intangible assets and assumed liabilities based on their estimated fair values at December 31, 2019. Based on the Company’s current estimate of the fair value of tangible and intangible assets acquired and liabilities assumed, which is based on estimates and assumptions and is subject to change, the expected purchase price is allocated as follows:

Estimated purchase price allocation at acquisition date (in thousands)	As of December 31, 2019
Cash and cash equivalents	$—
Inventories	28,413
Property and Equipment	477,442
Intangible Assets (primarily customer relationships)	35,500
Lease Right of Use Assets	3,858
Lease Obligations	(3,858)
Other Long-term Liabilities	(4,000)

Total Net Assets	537,355
Goodwill	131,582

Total Estimated Purchase Price	$668,937

(C)	Reclassifications

The Company classifies all expenses of its operating subsidiaries as cost of goods sold in its statement of earnings. Accordingly, all general and administrative expenses of Kosmos have been reclassified to cost of goods sold in the pro forma presentation.

(D)	Purchase Accounting and Pro Forma Adjustments

a)

To record the net increase in depreciation and amortization expense resulting from purchase price accounting adjustments. The increase is based on depreciation of the estimated fair market value of the plant and equipment purchased over the new estimated useful life, less historical depreciation incurred over these periods, plus the amortization of the fair value of intangible assets acquired over those periods, as calculated below:

	Nine Months ended December 31, 2019
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$477,442	$35,500
Estimated fair value of land	(21,650)	—

Depreciable/Amortizable value	455,792	35,500
Average estimated life (in years)	23	15

Estimated annual depreciation/amortization	19,817	2,367
	x.75	x.75

Estimated nine-month depreciation/amortization	14,863	1,775
Less historical depreciation/amortization	(8,640)	—

	$6,223	$1,775

	Fiscal Year ended March 31, 2019
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$477,442	$35,500
Estimated fair value of land	(21,650)	—

Depreciable/Amortizable value	455,792	35,500
Average estimated life (in years)	23	15

Estimated annual depreciation/amortization	19,817	2,367
Less historical depreciation/amortization	(11,416)	—

	$8,401	$2,367

Identifiable intangible assets include permits and customer relationships.

b)

Assuming the deal closed on December 31, 2019, we estimate that we would have borrowed approximately $665.0 million to fund the Acquisition, with the remaining amount paid from cash on hand. The estimated interest rate on these borrowings is calculated at 3.25%, which is based on the 90-day LIBO rate plus 1.75%. A one-eighth percent hypothetical change in the interest rate would have increased or decreased pro forma interest expense by $0.6 million and $0.8 million during the nine months ended December 31, 2019 and fiscal year ended March 31, 2019, respectively.

The interest that the Company will ultimately pay on the borrowings could vary greatly from what is assumed in the unaudited pro forma condensed combined financial information and will depend on the actual timing and amount of borrowings and repayments, and changes in the variable interest rate, among other factors.

c)	To adjust the tax provision to reflect the aggregate of Kosmos Cement Company earnings and pro forma adjustments to earnings before income taxes at the statutory tax rate of 21%.

d)	To eliminate cash, accounts receivable, prepaid and other assets, accounts payable and accrued liabilities of Kosmos that were not assumed in the Acquisition.

e)	To eliminate Kosmos Cement Company’s historical partners’ equity.

f)

To reflect the net impact of the increase in inventories ($10.3 million), property, plant and equipment ($346.9 million), operating lease right of use assets ($3.9 million), intangible assets ($35.5 million) and goodwill ($131.6 million), the increase in capitalized operating lease obligations ($3.9 million), the decrease of other long-term liabilities ($1.5 million) to fair value, and the elimination of historical goodwill and intangible assets ($18.1 million).

g)	General and administrative expenses have been reclassified to cost of goods sold to conform to the Company’s presentation. See Note (C) for more information.

h)	To reflect the additional cost of sales of due to the $5.9 million increase in fair value of inventory acquired and sold during the first year.

i)	We purchased all assets under capital lease at the time of closing. These assets are included in the property, plant and equipment category.

j)	To add back costs associated with the Acquisition that were incurred by the Company during the nine-month period ended December 31, 2019.